UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

August 1, 2014

NEVADA GOLD & CASINOS, INC.

(Exact name of registrant as specified in its charter)

Nevada	1-15517	88-0142032
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

133 E. Warm Springs Road, Ste 102 Las Vegas, Nevada	89119
(Address of principal executive offices)	(Zip Code)

(702) 685-1000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).   Compensatory Arrangements of Certain Officers.

On August 1, 2014, Nevada Gold & Casinos, Inc. (the “Company”) entered into an amendment (the “Amendment”) to the employment agreement between the Company and Michael P. Shaunnessy, President and Chief Executive Officer, dated November 12, 2012 (the “Employment Agreement”). Pursuant to the Amendment, the term of the Employment Agreement has been extended from December 1, 2012 to December 1, 2016. All other substantive terms of the Employment Agreement remain the same.

Mr. Shaunnessy will receive (i) an annual salary of $275,000; (ii) one-month of paid vacation each year; (iii) contributions to the Company’s saving and other retirement plans at a rate at least as great as the Company contributes for its other senior employees; (iv) major medical and health insurance; and (v) customary reimbursement for travel and entertainment. In addition, Mr. Shaunnessy will be eligible for annual bonuses equal to 50% of his annual salary for achieving reasonable goals related to the Company’s profitability.

There is no arrangement or understanding between Mr. Shaunnessy and any other person pursuant to which Mr. Shaunnessy was selected as President and Chief Executive Officer. Mr. Shaunnessy has no family relationship with any officer or director of the Company or has been involved with a related transaction or relationship as defined by Item 404(a) of Regulation S-K between the Company and him.

The foregoing description of the Agreement is intended to be a summary and is qualified in its entirety by reference to the document, which is attached as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01.   Financial Statements and Exhibits

(d)	Exhibits. The following exhibits are furnished as part of this current Report on Form 8-K:

10.1	Amendment to Employment Agreement dated November 12, 2012 between Nevada Gold & Casinos, Inc. and Michael P. Shaunnessy
99.1	Press Release dated August 1, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned who is duly authorized.

NEVADA GOLD & CASINOS, INC.

Date: August 1, 2014	By:	/s/ Ernest E. East
Ernest E. East
Vice President

INDEX TO EXHIBITS

Item	Exhibit
10.1	Employment Agreement dated November 12, 2012 between Nevada Gold & Casinos, Inc. and Michael P. Shaunnessy
99.1	Press Release dated August 1, 2014